Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Investor & Media Relations

(713) 726-5376

IR@flotekind.com

FLOTEK INDUSTRIES, INC. ANNOUNCES FIRST QUARTER, 2013 FINANCIAL AND OPERATING RESULTS
AND CONFERENCE CALL INFORMATION

HOUSTON, May 9, 2013 — Flotek Industries, Inc. (NYSE:FTK - News) (“Flotek” or the “Company”) today announced results for the three months ended March 31, 2013.

As reported on Form 10-Q filed with the U.S. Securities and Exchange Commission, Flotek reported that revenue for the three months ended March 31, 2013 was $78.2 million compared to $79.2 million for the three months ended March 31, 2012. Year-over-year revenue was relatively flat even as total North American drilling activity decreased by over 11% during the past twelve months.

For the three months ended March 31, 2013, the Company reported net income of $7.8 million, or $0.15 per common share (fully diluted), compared to a net income of $3.6 million, or $0.07 per common share (fully diluted) for the same period in 2012.

“Flotek’s performance in the first quarter provides a solid base from which to continue our industry-leading growth initiatives in 2013,” said John Chisholm, Flotek’s Chairman, President and Chief Executive Officer. “We are pleased with our results, especially given the more challenging operating environment over the past twelve months. That said, the entire Flotek team believes our innovative chemistries and other products can and will continue to be accepted into new markets at a more rapid pace in the coming months. We believe the opportunities ahead will provide consistent, positive growth in revenue and profits throughout the balance of the year.”

Included in net income for the three months ended March 31, 2013 is $0.9 million ($0.6 million, net of tax, or $0.01 per fully-diluted share) in non-recurring expenses related to executive severance. A consulting arrangement with the former executive remains in effect through August, 2013.

In addition, the Company recorded stock-based compensation expense during the quarter of $2.2 million ($1.5 million, net of tax, or $0.03 per fully-diluted common share). That compares to stock-based compensation expense in the first quarter of 2012 of $2.2 million ($1.4 million, net of tax, or $0.03 per fully-diluted common share).

Earnings Before Interest, Taxes, Depreciation and Amortization, or EBITDA (a non-GAAP measure of financial performance), for the three months ended March 31, 2013 was $15.5 million, an increase of $5.4 million or 53%, compared to $10.1 million for the three months ended March 31, 2012.

A presentation of stock-based compensation and a reconciliation of GAAP net income to EBITDA can be found at the conclusion of this release.

A complete review and discussion of the Company’s year-end financial position can be found in the Company’s quarterly report on Form 10-Q filed with the U.S. Securities and Exchange Commission today.

Financial Update

Flotek’s strong operational performance continues to provide support for continued improvement in the Company’s balance sheet. Flotek made cash tax payments of $3.5 million during the quarter and recorded cash capital expenditures of $4.4 million. Yet, as of March 31, 2013 the Company’s outstanding balance on its revolving credit facility was $0.8 million. In addition, the Company continues to reduce its term loan. As of March 31, 2013 the outstanding balance was $24.4 million.

Outstanding receivables as of March 31, 2013 were $46.2 million, compared to $47.7 million as of March 31, 2012. The Company’s allowance for doubtful accounts was at 1.2%.

The Company continues to generate approximately $1 million of cash weekly. During the second quarter, the Company anticipates tax payments of $4.2 million.

“Flotek’s ability to generate cash remains a core strength, even in a more challenging operating environment,” added Chisholm. “We are confident of our ability to fund current operations with internally generated cash flow which provides meaningful flexibility to consider other strategic growth opportunities that add value for Flotek shareholders.”

Operational Update

As noted in the Company’s year-end conference call, while January and early-February activity was sluggish, activity for Flotek products and services accelerated into the end of the quarter. Revenue in the first quarter of 2013 was $78.2 million, only the fourth time in the Company’s history that quarterly revenue has exceeded $78 million.

Chemicals revenue for the three months ended March 31, 2013 totaled $44.7 million, compared to $47.6 million in the year-ago period. Chemical gross margins for the quarter were 42.8%, down slightly from 43.9% in the first quarter of 2012, the result of both seasonal and demand pressures on pricing. Margins benefited from a decline in certain CnF® raw material inputs.

The year-over-year decline in chemical sales is almost entirely explained by weakness in Canada. Volatile weather patterns, including an early initial end to the winter drilling season combined with the loss of approximately $2 million in natural gas-related chemical sales in Canada impacted quarterly revenues.

Other international markets made significant contributions to overall chemical sales including significant sales into Mexico, the Netherlands and Turkey. In addition, new emerging markets for Flotek such as Guatemala and the United Arab Emirates suggest the Company’s international marketing strategy continues to make solid progress.

In addition, as announced in March, the Company signed a Letter of Intent with Gulf Energy, a leading Omani oilfield technology company, to jointly develop oilfield chemistry and production facilities in the Sultanate of Oman to serve the rapidly growing hydrocarbon markets in the Middle East and North Africa. Flotek and Gulf Energy are in the final stages of completing the definitive joint venture agreements and expect to begin formal development plans in the second quarter.

On the domestic front, Flotek continues to see benefits from its “direct to end-user” marketing initiatives. From individual consultations to professional conference appearances, interest in Flotek’s chemistry applications and customized research capabilities reached new levels in the first quarter.

Flotek continues to create more efficiencies in its production facilities with improvements at the Company’s Marlow, Oklahoma facility allowing the company to increase bulk shipments by 70% in the first quarter, when compared to the same period a year ago, helping further lower operating costs. The Company has completed approximately 80% of its Marlow facility upgrades in this second year of the two-year capital improvements project.

In research and product development, Flotek completed the ground work for the initial commercial tests of the next-generation of the Company’s CnF® chemistry products which is now underway. In addition to continued acceleration in applied client research requests, the Company’s research chemists submitted four new patent applications and introduced nine next-generation products for field evaluation.

Flotek also continues to make progress in the application of its advanced chemistries in Enhanced Oil Recovery projects, now working on commercial projects with several of the major EOR-focused production companies in North America. As we have noted in the past, we expect steady commercial revenue growth from these projects in the second half of 2013.

“We remain both proud of and committed to our reputation of being a leading innovator in oilfield chemistry, and our first quarter activity is a strong testament to that commitment,” added Chisholm. “While we can’t control weather and commodity prices, we can and will continue to work tirelessly to convince our clients and prospects that the use of Flotek chemistries is an investment that yields results, both in terms of production and financial rewards. We believe we continue to make solid progress in those initiatives.”

Drilling revenue for the three months ended March 31, 2013 totaled $28.9 million, compared to $29.0 million for the three months ended March 31, 2012. Revenue for the Drilling segment remained essentially flat year over year in spite of an 11% decline in the U.S. active rig count, weaker oil prices, and pricing pressure from competitors. Gross margins for the quarter were 39.2%, compared to 39.7% in the quarter ended March 31, 2012.

The Company’s Teledrift measurement-while-drilling technology continues to post strong results. Not only does Teledrift continue to gain market share in key basins, clients continue to elect to use Flotek’s new Pro series of measurement tools which, once established, should lead to even better margins for the Teledrift division.

Internationally, Teledrift continue to win accolades and gain traction with key clients. Revenues from Saudi Aramco hit record levels in the first quarter with Aramco recently indicating demand for Teledrift tools will continue to grow. Work in Argentina and Kazakhstan also continues to grow. Flotek expects Teledrift to continue to post international growth throughout the balance of the year.

Flotek continues to invest in new technologies in the drilling products division as well. The Company is in the final stages of commercial tests of a new technology that accelerates the drilling of horizontal wells and expects to begin commercial production and rentals of the product this quarter with meaningful revenue expected in the second half of the year.

The Company’s Galleon mining tools group continues to operate with near record backlog and has received new orders from Honduras and Columbia.

Revenue for the Artificial Lift segment for the quarter ended March 31, 2013 was $4.7 million, an increase of $2.1 million, or 82.8%, compared to the same period in 2012. Expansion efforts in North Dakota resulted in additional revenue as the business focuses on oil-related activity. This activity has provided the Company’s lift business with opportunities in other basins.

Internationally, Flotek shipped $1.8 million of the Company’s patented Petrovalve production valves to Venezuela, the third order over the past 18 months with additional activity expected in the months ahead.

“Overall, while pleased with our first quarter results, we are more excited about what lies ahead for the balance of the year for Flotek,” concluded Chisholm. “We believe Flotek can post industry-leading results through focusing on superior innovation in oilfield technologies, executing our marketing and sales strategy and having an ever-more vigilant focus on profitable growth. Moreover, we now firmly believe we can add to that success through a prudent review of external growth opportunities which stand in support of our core strategy: making a positive difference for our clients while at the same time focusing on making a difference for our other stakeholders: our employees and their communities, our shareholders and the environment. If successful in execution of our vision, we believe 2013 can be transformational for all Flotek stakeholders.”

Conference Call Details

Flotek will host a conference call on Friday, May 10, 2013 at 7:30 a.m. Central Daylight Time to discuss its operating results for the three months ended March 31, 2013.

To participate in the call, participants should dial 1-800-354-6885 approximately 5 minutes prior to the start of the call. The call can also be accessed from Flotek’s website at www.flotekind.com.

About Flotek Industries, Inc.

Flotek is a global developer and distributor of innovative specialty chemicals and down-hole drilling and production equipment. Flotek manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK”

For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements:

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation.

Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filing on Form 10-K (including without limitation in the “Risk Factors” Section), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

GAAP Accounting Reconciliation

	Three Months Ended March 31,
	2013	2012
	(in thousands ,except per share data)
GAAP Net Income and Reconciliation to EBITDA (Non-GAAP)
Net Income (GAAP)	$7,765	$3,606
Interest Expense	434	2,251
Income Tax Expense	4,237	1,618
Depreciation and Amortization	3,033	2,648

EBITDA (Non-GAAP)	$15,469	$10,123

Select Non-Cash Items Impacting Earnings
Stock Compensation Expense	$2,241	$2,178
Less Income Tax Effect	(784)	(762)

Stock Compensation Expense, Net of Tax	$1,457	$1,416

Weighted Average Shares Outstanding (Fully Diluted)	51,222	50,340

Stock Compensation Expense Per Share (Fully Diluted)	$0.03	$0.03